Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release - February 11, 2009

Auburn National Bancorporation Reports

Full-Year Net Earnings of $6.6 million,

or $1.81 per Share;

Fourth Quarter Net Earnings of $0.9 million,

or $0.26 per Share

Summary of 2008 Results:

•	2nd highest full-year net earnings total in company history

•	Double-digit loan growth

•	Credit quality continues to compare favorably to industry peers

•	Record full year net interest income (tax-equivalent) of $18.6 million, an increase of 10%

•	Fourth quarter non-cash charge of $961 thousand (after-tax) due to other-than-temporary impairment

•	Maintained strong balance sheet with Tier 1 Capital of $63.5 million at year-end

•	Annual dividend rate increased 6% over 2007 to $0.74 per share

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $0.9 million, or $0.26 per share, for the fourth quarter of 2008, compared to $1.8 million, or $0.48 per share, for the fourth quarter of 2007. For the full year 2008, the Company reported net earnings of $6.6 million, or $1.81 per share, compared to $6.9 million, or $1.86 per share, for the full year 2007.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “Auburn National Bancorporation continues to perform favorably during a time of unprecedented market turbulence. Our ability to lend is as strong as ever and we look forward to opening a new full-service branch in Auburn during the first quarter of 2009. Our strong capital position and conservative, community banking principles have positioned us well for difficult economic times.”

Net interest income (tax-equivalent) was approximately $5.0 million for the fourth quarter of 2008, an increase of 8% from the fourth quarter of 2007, reflecting strong balance sheet growth. Average loans were up to $360.8 million in the fourth quarter of 2008, an increase of $41.2 million, or 13%, from the fourth quarter of 2007.

Credit quality continues to compare favorably to industry peers, with an annualized net charge-off ratio of 0.09% for the fourth quarter of 2008. Nonperforming assets declined on a linked-quarter basis. Nonperforming assets were 1.29% of total loans and foreclosed properties at December 31, 2008, compared to 1.50% at September 30, 2008. Approximately $4.3 million of the $4.8 million in nonperforming assets at December 31, 2008 is related to one purchased loan participation. Excluding the effects of this loan participation, nonperforming assets were only 0.12% of total loans and foreclosed properties. The provision for loan losses increased $250 thousand in the fourth quarter of 2008 compared with none in the fourth quarter of 2007. The increase in provision for loan losses reflects the credit risk associated with loan portfolio growth and a slight increase in net charge-offs.

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Reports Full-Year Net Earnings of $6.6 million or $1.81 per share/page 2

In the fourth quarter of 2008, the Company recorded a $961 thousand (after-tax) non-cash charge due to other-than-temporary impairment (“OTTI”). The OTTI charge related to the valuation of a pooled trust preferred security held in the Company’s securities portfolio. After the write-down, the carrying value of pooled trust preferred securities held by the Company at December 31, 2008, was $1.7 million. Interest payments remain current for these securities, but their fair value has been adversely impacted by current market conditions. Excluding the effects of the OTTI charge, full year 2008 net earnings would have been approximately $7.6 million, a 10% increase over the full year 2007.

Noninterest income was a negative $366 thousand in the fourth quarter of 2008, a decrease of approximately $1.6 million from the fourth quarter of 2007. This decrease was primarily related to the previously mentioned OTTI charge recorded in the fourth quarter of 2008. On a pre-tax basis, the OTTI charge was approximately $1.5 million.

Noninterest expense was approximately $3.0 million in the fourth quarter of 2008, a decrease of approximately $260 thousand or 8% from the fourth quarter of 2007. The decrease was primarily related to a $313 thousand prepayment penalty on Federal Home Loan Bank advances incurred in the fourth quarter of 2007 that was included in noninterest expense.

In the fourth quarter of 2008, the Company paid cash dividends of $0.185 per share, an increase of $.01 per share or 6% from the fourth quarter of 2007. At December 31, 2008, the Company’s regulatory capital was well above the amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $746 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank will be opening a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, securities valuations and performance, loan performance, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007, and otherwise in our SEC reports and filings.

Explanation of Non-GAAP Financial Measures

In addition to results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, including the presentation of total revenue and the calculation of the efficiency ratio.

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Reports Full-Year Net Earnings of $6.6 million or $1.81 per share/page 3

The Company believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within our industry. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The reconciliation of these non-GAAP financial measures from GAAP to non-GAAP are presented below.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2008	2007	2008	2007
Net interest income (GAAP)	$4,626	$4,298	$18,639	$16,875
Tax-equivalent adjustment	353	291	1,361	1,123
Net interest income (Tax-equivalent)	$4,979	$4,589	$20,000	$17,998

Total revenue (GAAP)	$4,260	$5,550	$22,072	$21,541
Tax-equivalent adjustment	353	291	1,361	1,123
Total revenue (Tax-equivalent)	$4,613	$5,841	$23,433	$22,664

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Financial Highlights (unaudited)

Three Months Ended December 31,	Year Ended December 31,
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007
Results of Operations
Net interest income (GAAP)	$4,626	$4,298	$18,639	$16,875
Tax-equivalent adjustment	353	291	1,361	1,123
Net interest income (a)	4,979	4,589	20,000	17,998
Noninterest income	(366)	1,252	3,433	4,666
Total revenue (a)	4,613	5,841	23,433	22,664
Provision for loan losses	250	-	870	23
Noninterest expense	2,992	3,253	12,542	12,360
Tax-equivalent adjustment	353	291	1,361	1,123
Income tax expense	71	517	2,023	2,240
Net earnings	$947	$1,780	$6,637	$6,918

Per share data:
Basic and diluted net earnings	$0.26	$0.48	$1.81	$1.86
Cash dividends declared	$0.185	$0.175	$0.74	$0.70
Weighted average shares outstanding Basic and diluted	3,658,193	3,688,780	3,674,384	3,716,427
Shares outstanding, at period end	3,646,947	3,681,809	3,646,947	3,681,809
Book value	$15.66	$14.40	$15.66	$14.40
Common stock price
High	$23.97	$25.56	$25.00	$30.00
Low	19.06	21.30	19.00	21.30
Period-end	$20.10	$21.95	$20.10	$21.95
To earnings ratio	11.10	x	11.80	x	11.10	x	11.80	x
To book value	128%	152%	128%	152%
Performance ratios:
Return on average equity	7.25%	13.51%	12.18%	13.50%
Return on average assets	0.52%	1.06%	0.92%	1.06%
Dividend payout ratio	71.15%	36.46%	40.88%	37.63%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.19%	1.27%	1.19%	1.27%
Nonperforming assets	92%	753%	92%	753%
Nonperforming assets as a % of:
Loans and foreclosed properties	1.29%	0.17%	1.29%	0.17%
Total assets	0.64%	0.08%	0.64%	0.08%
Nonaccrual loans as a % of total loans	1.20%	0.14%	1.20%	0.14%
Net charge-offs (recoveries) as a % of average loans	0.09%	(0.04)%	0.17%	(0.01)%
Other financial data:
Net interest margin	2.92%	2.91%	2.98%	2.97%
Effective income tax rate	6.97%	22.51%	23.36%	24.46%
Efficiency ratio (a)	64.86%	55.71%	53.52%	54.54%
Selected period end balances:
Securities	$302,656	$318,373	$302,656	$318,373
Loans, net of unearned income	369,162	322,411	369,162	322,411
Allowance for loan losses	4,398	4,105	4,398	4,105
Total assets	745,970	688,659	745,970	688,659
Total deposits	550,843	492,585	550,843	492,585
Long-term debt	123,368	115,386	123,368	115,386
Total stockholders’ equity	57,128	53,018	57,128	53,018
(a)	Tax-equivalent. See “Explanation of Non-GAAP Financial Measures.”